Exhibit 99.1

News Release

For Immediate Release

OvaScience Reports Fourth Quarter and Year End 2014 Financial Results

CAMBRIDGE, Mass., March 16, 2015 — OvaScienceSM (NASDAQ: OVAS), a global fertility company focused on the discovery, development and commercialization of new treatment options, today reported fourth quarter and year end 2014 financial results and highlighted recent accomplishments.

“This past year was transformational for OvaScience and, most importantly, for the fertility patients we serve globally,” said Michelle Dipp, M.D., Ph.D., Chief Executive Officer of OvaScience. “We introduced the first fertility treatment from our EggPC technology platform, the AUGMENT treatment, to patients in select international regions, providing women with a new option to address egg health during in vitro fertilization (IVF). In addition, we completed key preclinical proof-of-concept studies for our OvaPrime treatment, which we plan to introduce to patients in at least one international region by the end of 2015. We also demonstrated human preclinical proof-of-concept for our OvaTure treatment, which has now transitioned to development.”

2014 and Recent Highlights

•                  Launched the AUGMENTSM Fertility Treatment in Select International IVF Clinics
Offered the AUGMENT treatment to select international IVF clinics (see www.augmenttreatment.com). OvaScience anticipates expanding the availability of the AUGMENT treatment and expects 1,000 AUGMENT treatment cycles will be in process by the end of 2015. The Company set this target to ensure that it is building a high quality and scalable operating process to support OvaScience’s future fertility treatment portfolio.

The AUGMENT treatment is specifically designed to improve egg health by using mitochondria from a patient’s own egg precursor (EggPCSM) cells during IVF. Improved egg health is essential for fertilization and embryo development. The AUGMENT treatment is not available in the United States.

•                  Completed Preclinical Work that Supports Introduction of the OvaPrimeSM Treatment in Patients by the End of 2015
Reported additional, preclinical proof-of-concept work ahead of a planned introduction of the OvaPrime treatment outside the United States by the end of this year. The OvaPrime treatment is a potential new fertility treatment option for women who make too few or no eggs, which utilizes a woman’s own EggPC cells to increase her egg reserve for IVF.

•                  Progressed OvaTureSM Treatment, a Potential Hormone-Free Fertility Option, to Development
Demonstrated human preclinical proof-of-concept with the OvaTure treatment, showing for the first time that human EggPC cells can be matured into eggs outside of the body. In 2015, OvaScience plans to optimize the OvaTure process and define a development pathway. The

OvaTure treatment is a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections.

•                  Strengthened Financial Position
In January 2015, the Company completed a public offering and received net proceeds of $124.1 million, which will primarily be used for the expanded international launch of the AUGMENT treatment, the planned international introduction of the OvaPrime treatment and the development of the OvaTure treatment.

Fourth Quarter and Full Year 2014 Financial Results

•                  Net loss for the three months ended December 31, 2014 was $18.9 million, or ($0.79) per share, as compared to net loss of $11.0 million, or ($0.64) per share, for the three months ended December 31, 2013. This included non-cash stock-based compensation expense of $6.4 million due in large part to accounting of certain Founders’ stock. Net loss for the year ended December 31, 2014 was $49.5 million, or ($2.19) per share, as compared to net loss of $29.0 million, or ($1.80) per share, for the year ended December 31, 2013. The year ended December 31, 2014 included non-cash stock-based compensation expense of $12.4 million. The annual increase is primarily attributable to stock-based compensation, planned higher personnel costs, and costs associated with the launch of the AUGMENT treatment in select international regions. Launch costs include legal and consulting services and establishment of lab-based operations, which will also support introductions of future fertility treatments.

•                  Research and development expense for the three months ended December 31, 2014 was $7.3 million, compared to $7.3 million for the same period in 2013. This included non-cash stock-based compensation expense of $3.8 million. Research and development expense for the year ended December 31, 2014 was $21.8 million, compared to $15.8 million for the year ended December 31, 2013. The year ended December 31, 2014 included non-cash stock-based compensation expense of $7.6 million. The annual increase is primarily attributable to increased stock-based compensation expense, due in large part to mark-to-market accounting of certain Founders’ stock, additional planned employee compensation, a license fee due as a result of our March 2014 public offering. These were partially offset by 2013 technology access fees that did not recur in 2014.

•                  Selling, general and administrative expense for the three months ended December 31, 2014 was $11.0 million, as compared to $3.7 million for the same period in 2013. This included non-cash stock-based compensation expense of $2.6 million. Selling, general and administrative expense for the year ended December 31, 2014 was $26.1 million, as compared to $13.3 million for the year ended December 31, 2013. The year ended December 31, 2014 included non-cash stock-based compensation expense of $4.8 million. The annual increase is primarily attributable to additional planned employee compensation, costs associated with the launch of the AUGMENT treatment in select international regions, professional fees including consulting and marketing, and stock-based compensation, due in large part to mark-to-market accounting for certain Founders’ stock.

As of December 31, 2014, OvaScience had cash, cash equivalents and short-term investments of $60.2 million, which does not include the $124.1 million in net proceeds received from the public offering in January 2015. Fourth quarter cash used from operations included a one-time $2.5 million payment to Intrexon for the remaining technology access fee due, which was included in the fiscal 2013 results of operations.

2015 AUGMENT Revenue

In 2015, OvaScience plans to have 1,000 AUGMENT treatment cycles in process. The Company set this target to ensure that it is building a high quality and scalable operating process to support OvaScience’s future fertility treatment portfolio. The AUGMENT treatment cycle begins upon OvaScience’s receipt of the patient’s tissue. The Company expects to receive payment before processing the patient’s tissue and defer revenue until it delivers the mitochondria to the clinic. Based on experiences to date, the period from receipt of the patient’s tissue to recording revenue is expected to range between 30 and 120 days, the typical timeframe required to perform an IVF cycle. OvaScience does not expect to have significant AUGMENT revenue or deferred revenue until the second half of 2015 and expects that a majority of this revenue and deferred revenue will be recorded in the fourth quarter.

About OvaScience

OvaScience (NASDAQ: OVAS) is a global fertility company dedicated to improving treatment options for women around the world. OvaScience is discovering, developing and commercializing new fertility treatments because we believe women deserve more options. Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells — immature egg cells found inside the protective ovarian lining. The AUGMENTSM treatment, a fertility option specifically designed to improve egg health, is available in certain IVF clinics in select international regions outside of the United States. OvaScience is developing the OvaPrimeSM treatment, which could increase a woman’s egg reserve, and the OvaTureSM treatment, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections. For more information, please visit www.ovascience.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for the AUGMENT treatment and its two fertility treatments in development, including statements relating to our plans to introduce the OvaPrime treatment in at least one international region by the end of 2015, our plans to expand the availability of the AUGMENT treatment, and our expectation that we will have 1,000 AUGMENT cycles in process by the end of 2015. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the possibility that international IVF clinics that we work with may determine not to begin or continue providing the AUGMENT treatment for commercial or other reasons; our expectation that the AUGMENT treatment and OvaPrime treatment meet the requirements of a class of products exempt from premarket review and approval under applicable regulations in those countries where we have launched or plan to introduce the AUGMENT treatment and plan to introduce the OvaPrime treatment; the commercial ramp up of the AUGMENT treatment, which we expect will depend upon the successful transition of ACE clinics to commercial operations, the addition of new ACE clinics, and the results from ACE clinic experience as they become available; the science underlying our treatment and treatments in development (including the AUGMENT, OvaPrime and OvaTure treatments), which is unproven; our ability to obtain regulatory approval where necessary for our potential treatments; our ability to develop our potential treatments, including the OvaPrime and OvaTure treatments, on the timelines we expect, if at all; our ability to commercialize the AUGMENT treatment and our potential treatments, including the OvaPrime treatment, on the timelines we expect, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

– Financial Tables to Follow –

OvaScience, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$6,414	$18,078
Short-term investments	53,817	26,349
Prepaid expenses and other current assets	1,647	650
Total current assets	61,878	45,077
Property and equipment, net	3,367	880
Investment in joint venture	—	1,500
Restricted cash	197	88
Other long-term assets	130	—
Total assets	$65,572	$47,545
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,520	$1,654
Accrued expenses	7,654	4,120
Total current liabilities	10,174	5,774
Other non-current liabilities	73	70
Total liabilities	10,247	5,844
Total stockholders’ equity	55,325	41,701
Total liabilities and stockholders’ equity	$65,572	$47,545

OvaScience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Operating expenses:
Research and development	$7,273	$7,284	$21,784	$15,802
Selling, general and administrative	11,016	3,729	26,149	13,332
Total operating expenses	18,289	11,013	47,933	29,134
Loss from operations	(18,289)	(11,013)	(47,933)	(29,134)
Interest (expense) / income, net	(17)	13	(126)	90
Other income / (expense), net	84	—	122	—
Loss from equity method investment	(668)	—	(1,583)	—
Net loss	$(18,890)	$(11,000)	$(49,520)	$(29,044)
Net loss per share—basic and diluted	$(0.79)	$(0.64)	$(2.19)	$(1.80)
Weighted average number of shares used in net loss per share—basic and diluted	23,998	17,270	22,647	16,160

###

Contacts:

Investors

Theresa McNeely

EVP, Chief Communications Officer

tmcneely@ovascience.com

617-299-7356

Media

Cara Mayfield

Director, Corporate Communications

cmayfield@ovascience.com

617-714-9638